EXHIBIT 10.94
OPERATING AGREEMENT OF VERMONT TRANSCO LLC Dated as of , 2006
Table of Contents

ARTICLE I
ARTICLE II
   SECTION 2.1
   SECTION 2.2
   SECTION 2.3
   SECTION 2.4
   SECTION 2.5
   SECTION 2.6
ARTICLE III
   SECTION 3.1
   SECTION 3.2
   SECTION 3.3
   SECTION 3.4
   SECTION 3.5
   SECTION 3.6
   SECTION 3.7
   SECTION 3.8
ARTICLE IV
   SECTION 4.1
   SECTION 4.2
   SECTION 4.3
   SECTION 4.4
   SECTION 4.5
   SECTION 4.6
   SECTION 4.7
ARTICLE V
   SECTION 5.1
   SECTION 5.2
   SECTION 5.3
   SECTION 5.4
   SECTION 5.5
   SECTION 5.6
   SECTION 5.7
ARTICLE VI
   SECTION 6.1
   SECTION 6.2
   SECTION 6.3
   SECTION 6.4
   SECTION 6.5
   SECTION 6.6
   SECTION 6.7
ARTICLE VII
   SECTION 7.1
   SECTION 7.2
   SECTION 7.3
ARTICLE VIII

   SECTION 8.1
   SECTION 8.2
   SECTION 8.3
   SECTION 8.4
   SECTION 8.5
   SECTION 8.6
   SECTION 8.7
   SECTION 8.8
   SECTION 8.9
ARTICLE IX
   SECTION 9.1
   SECTION 9.2
   SECTION 9.3
ARTICLE X
   SECTION 10.1
   SECTION 10.2
   SECTION 10.3
   SECTION 10.4
   SECTION 10.5
   SECTION 10.6
   SECTION 10.7
   SECTION 10.8
   SECTION 10.9

DEFINITIONS
FORMATION OF COMPANY
Name, Office, Registered Agent and Continuance.
Governing Law.
Purpose.
Powers.
Term.
Commencement of Operations.
MEMBERS AND CAPITAL CONTRIBUTIONS
Members and Schedule A.
Initial Capital Contributions.
Voluntary Additional Capital Contributions.
Capital Accounts.
No Interest.
No Third Party Beneficiary.
Member Units as Securities.
Month-End Convention.
THE MANAGER
Management of the Company.
Authority of Manager.
Liability of the Manager.
Manager's Compensation and Expenses.
Withdrawal, Removal, Bankruptcy, or Liquidation of the Manager.
Designation of a Substitute Manager.
Indemnification and Exculpation of Indemnitees.
ACCOUNTING, TAX AND FISCAL MATTERS
Fiscal and Taxable Year.
Books.
Records.
Company Funds.
Tax Returns.
Tax Elections.
Tax Matters. Tax Elections and Special Basis Adjustments.
ALLOCATIONS AND DISTRIBUTIONS
Allocations.
Distributions to Members of Cash Available for Distribution.
Calculation Of Distributions For Taxes.
No Right to Distributions in Kind.
Limitations on Distributions.
Distributions Upon Liquidation.
Substantial Economic Effect.
RIGHTS AND OBLIGATIONS OF THE NON-MANAGING MEMBERS
Management of the Company.
Power of Attorney.
Limitation on Liability of Non-Managing Members.
TRANSFERS OF MEMBER INTERESTS, ADMISSIONS OF SUBSTITUTE
MEMBERS, AND MEMBER DISSOCIATION
Purchase Not for Distribution.
Restrictions on Transfer of Member Interests.
Permitted Transfers
Permitted Transfers to Related Persons.
Admission of Substitute Member.
Rights of Assignees of Member Interests.
Effect of Bankruptcy or Termination of a Non-Managing Member.
Month-End Convention.
Events Causing Member's Dissociation.
AMENDMENTS; MERGER; CERTAIN COVENANTS
Amendments.
Merger.
Members Owning a Majority in Interest.
MISCELLANEOUS
Notices, Deadlines.
Entire Agreement.
Interpretation and Construction.
Counterparts.
Binding on Successors.
Severability.
Disputes; Arbitration.
Economic Benefit.
Further Assurances.

VERMONT TRANSCO LLC

OPERATING AGREEMENT

              THIS OPERATING AGREEMENT of VERMONT TRANSCO LLC, a Vermont limited liability company, in consideration of the mutual promises and conditions herein is made and entered into as of_____________, 2006, by and among the parties listed on Schedule A ("Members"), to establish the Company and to govern both the affairs of the Company and certain relationships with and among its Members.

ARTICLE I
DEFINITIONS

SECTION 1.1              Definitions

              In addition to the definitions contained elsewhere in this Agreement, the following terms used herein shall have the following meanings assigned to them.

              "Act" means the Vermont Limited Liability Companies Act, 11 V.S.A. Section 3001 et seq., as amended from time to time.

              "Additional Member Units" has the meaning provided in Section 3.3(b).

              "Affiliate" means any Person which controls, is controlled by, or is under common control with another Person. For purposes of this definition, "control" shall mean the possession, directly or indirectly and whether acting alone or in conjunction with others, of the authority to direct the management or policies of a Person. A voting interest of ten percent or more shall create a rebuttable presumption of control. For purposes of this definition, Vermont Public Power Supply Authority shall be considered an Affiliate of each of its Member systems.

              "Agreement" means this Operating Agreement, as it may be amended from time to time in accordance with its terms.

              "Bankruptcy Code" means the federal Bankruptcy Code, U.S.C. Title 11, as amended, or any succeeding law or similar provision of law of any jurisdiction.

              "Calendar Quarter" means any of the three-month periods ending on March 31, June 30, September 30 and December 31.

              "Capital Account" has the meaning provided in Section 3.4.

              "Capital Contributions" means the aggregate contributions by a Member to the capital of the Company as set forth on Schedule A, as amended from time to time.

              "Cash Available for Distribution" shall mean, as of any date on which a cash distribution is made under Section 6.2 hereof, the excess, if any, of (i) the cash receipts of the Company from any and all sources (including proceeds of borrowings but not proceeds from a Terminating Capital Transaction), receipts from the sale, exchange or other disposition of Company assets, and amounts withdrawn from Reserves, over (ii) disbursements of cash by the Company (other than distributions to Members and amounts paid with receipts from a Terminating Capital Transaction), including the payment of operating expenses, debt service on loans, and amounts set aside for Reserves. The foregoing amount is intended to reflect "operating cash flow distributions," as defined in Section 1.707-4(b) of the Regulations.

              "Code" means the Internal Revenue Code of 1986, as amended (or any corresponding provisions of succeeding law).

              "Commitment Date" has the meaning provided in Section 8.3(b).

              "Company" means Vermont Transco LLC, a limited liability company duly organized under the laws of the State of Vermont, and any Subsidiary of Vermont Transco LLC.

              "Company Minimum Gain" has the meaning set forth in Regulations Section 1.704-2(d). In accordance with Regulations Section 1.704-2(d), the amount of Company Minimum Gain is determined by first computing, for each Company nonrecourse liability, any gain the Company would realize if it disposed of the property subject to that liability for no consideration other than full satisfaction of the liability, and then aggregating the separately computed gains. A Member's share of Company Minimum Gain shall be determined in accordance with Regulations Section 1.704-2(g)(1).

              "Company Pre-Tax Amount" means the sum of the Member's Pre-Tax Amounts for all of the Members of the Company.

              "Contribution, Transfer and Assumption Agreement" means that Contribution, Transfer and Assumption Agreement between the Company and VELCO dated as of ___, 2006, and any contribution agreement entered into between the Company and a Member, which agreement provides for the contribution of some or all of such Member's Transmission Assets, and any other assets agreed to be contributed, in exchange for Member Units.

              "Contribution Value" has the meaning provided in Section 3.4(a).

              "Effective Date" means the date the Company's articles of organization are accepted for filing by the Vermont Secretary of State, or such later date for commencement of the Company's existence as may be specified in such articles.

              "Entity" means a corporation, limited liability company, partnership, limited partnership, trust, firm, association, or other organization which has a legal existence under the laws of its jurisdiction of formation which is separate and apart from its owner or owners and any governmental authority.

              "Event of Bankruptcy" as to any Person means the filing of a petition for relief as to such Person as debtor or bankrupt under the Bankruptcy Code (except if such petition is contested by such Person and has been dismissed within 180 days); insolvency or bankruptcy of such Person as finally determined by a court proceeding; filing by such Person of a petition or application to accomplish the same or for the appointment of a receiver or a trustee for such Person or a substantial part of its assets; commencement of any proceedings relating to such Person as a debtor under any other reorganization, arrangement, insolvency, adjustment of debt or liquidation law of any jurisdiction, whether now in existence or hereinafter in effect, either by such Person or by another, provided that if such proceeding is commenced by another, such Person indicates its approval of such proceeding, consents thereto or acquiesces therein, or such proceeding is contested by such Person and has not been finally dismissed within 180 days.

              "FERC" means the Federal Energy Regulatory Commission, or any successor organization thereto.

              "FERC Books of Account" means the books of account pertaining to regulatory assets that are required by FERC to be maintained by companies that have filed transmission tariffs with FERC.

              "GAAP" means United States generally accepted accounting principles consistently applied.

              "Good Utility Practice" means any of the practices, methods and acts engaged in or approved by a significant portion of the electric utility industry during the relevant time period, or any of the practices, methods and acts which, in the exercise of reasonable judgment in light of the facts known at the time the decision was made, could have been expected to accomplish the desired result at a reasonable cost consistent with good business practices, reliability, safety and expedition. Good Utility Practice is not intended to be limited to the optimum practice, method, or act to the exclusion of all others, but rather includes all acceptable practices, methods, or acts generally accepted in the region.

              "Indemnitee" means (i) any Person made a party to a proceeding that relates to the operations of the Company by reason of that Person's status as the Manager, (ii) any director, officer or employee of the Manager or the Company, and (iii) such other Persons as the Manager may designate in writing from time to time, in its sole and absolute discretion.

              "Load Ratio Share" means the ratio of the Network Load of a Vermont Distribution Utility to the sum of the Network Load of all Vermont Distribution Utilities, adjusted to reflect current levels of operation in the Company's service area and expressed as a percentage to three decimal places.

              "Loss" has the meaning provided in Section 6.1(f).

              "Majority in Interest" means the affirmative vote or consent of Members (including the Manager Member, unless specifically excluded) holding more than 50% of the issued and outstanding Member Units of all classes.

              "Manager" means "VELCO", and any Person who becomes a substitute Manager as provided herein, and any of their successors as Manager.

              "Management Services Agreement" means the services agreement between the Manager and the Company through which the Manager will provide management services to the Company, as that agreement may be amended in accordance with its terms.

              "Member" means any Person identified on Schedule A from time to time and such Person's successors and permitted transferees.

              "Member Interest" means an ownership interest in the Company held by a Member and includes any and all benefits to which the holder of such a Member Interest may be entitled as provided in this Agreement, together with all obligations of such Person to comply with the terms and provisions of this Agreement.

              "Member Nonrecourse Debt Minimum Gain" means "partner nonrecourse debt minimum gain" as set forth in Regulations Section 1.704-2(i). A Member's share of Member Nonrecourse Debt Minimum Gain shall be determined in accordance with Regulations Section 1.704-2(i)(5).

              "Member Unit" means a Class A or Class B Member Interest in the Company having an initial value of $10. The number of Member Units of each Class owned by each Member shall be as set forth on Schedule A, as it may be amended from time to time.

              "Member's Pre-Tax Amount" means:

              (a)              for any Member other than a Tax-Exempt Member, the amount of such Member's Capital Contributions,

                            (1)              multiplied by 11.5 percent,

                            (2)              with the product arrived at in (1) divided by (1 minus the Tax Liability Factor expressed as a decimal); and such term also means

              (b)              for any Tax-Exempt Member, the sum of

                            (1)              the amount of such Member's Capital Contributions for Class A Member Units multiplied by 11.5 percent, plus

                            (2)              the amount of such Member's Capital Contributions for Class B Member Units multiplied by 13.3 percent.

              "Net Book Value" means the aggregate Capital Accounts of all the Members kept in accordance with Section 3.4.

              "Network Load" means the usage of a Member, other than VELCO, during the hour of the Company's network peak.

              "Non-Managing Member" means any Person named as a Member on Schedule A other than the Manager, and any Person who becomes a Substitute or Additional NonManaging Member, in such Person's capacity as a Non-Managing Member.

              "Offeree" means any Person that is a Member and any Person that is a non-Member Vermont Distribution Utility.

              "Overallocation Offeree" has the meaning provided in Section 3.3(d).

              "Operations Date" has the meaning provided in Section 2.6 hereof.

              "Outstanding Member Units" means all issued and outstanding Member Units of all classes, excluding those Member Units held by VELCO.

              "Percentage Interest" means, for any Member, such Member's Pre-Tax Amount divided by the Company Pre-Tax Amount.

              "Person" means an individual, or any legal or commercial Entity.

              "Pledge" has the meaning provided in Section 8.2(a).

              "Profit" has the meaning provided in Section 6.1(f).

              "Pro Rata Share" means:

                            (1)              for a Member which is not a Vermont Distribution Utility, its proportionate ownership percentage of Outstanding Member Units; and

                            (2)              for a Vermont Distribution Utility, the product of (A) the current proportionate ownership percentage of Outstanding Member Units held by Vermont Distribution Utilities as a group, multiplied by (B) such Vermont Distribution Utility's Load Ratio Share.

              "Regulations" means the regulations promulgated under the Code, as such regulations may be amended from time to time (including temporary regulations and corresponding provisions of succeeding regulations).

              "Required Regulatory Approvals" means the list of regulatory approvals set forth in Schedule B hereto.

"Reserves" means the amount of cash determined from time to time by the Manager to be required by the Company for its operations, including the planning and construction or improvement of new or existing Transmission Facilities.

              "Subscription Agreement" has the meaning provided in Section 3.2.

              "Subscription Date" has the meaning provided in Section 3.3(b).

              "Subscription Number" has the meaning provided in Section 3.3(c).

              "Subsidiary" means an Entity of which more than 50% of the interest in its capital or profits is owned by another Entity.

              "Substitute Members" means those Persons admitted as Members in accordance with Section 8.5.

              "Tax Distribution Amount" means:

              (a)              for any Member other than a Tax-Exempt Member, the amount of the Company's actual pre-tax Profit for the fiscal year as recorded on the Company's regulatory books of account.

                            (1)              multiplied by such Member's Percentage Interest;

                            (2)              with the product arrived at in (1) multiplied further by the Tax Liability Factor.

              (b)              for any Tax-Exempt Member, zero.

              "Tax-Exempt Member" means a Member whose share of income or loss of the Company is exempt from federal income taxation pursuant to section 501 of the Code, or which is otherwise without an "actual of potential tax liability" within the meaning of FERC's Policy Statement on Income Tax Allowances with respect to its distributive share of Company Profit.

              "Tax Liability Factor" means the sum of the highest marginal corporation income tax rates in effect under the Code and state corporation income tax law (which latter shall be adjusted to reflect the deductibility of state income taxes under the Code), reflected in VTransco's rates, expressed as a percentage or as a decimal as the context requires.

              "Tax Matters Member" has the meaning provided in Section 5.7.

              "Terminating Capital Transaction" means the sale, exchange or other disposition of all or substantially all of the assets of the Company, after which transaction the existence of the Company is terminated.

              "Transfer" has the meaning provided in Section 8.1(b).

              "Transmission Assets" means the Transmission Facilities and any associated land rights.

              "Transmission Facility" means any duct, wire, line, conduit, pole, tower, equipment or other structure or associated equipment, controls or facility used for moving, transfering and/or transmitting electric power, energy, and/or ancillary sevices in bulk between points of supply and points at which it is transformed for delivery over a distribution system or is delivered to other electric systems, including facilities for communications control, and operation with respect to such activities, of the type or kind subject to the jurisdiction of FERC, that is contributed to or owned or leased by the Company, and including every type of asset now used by VELCO in its transmission business, and every type of asset which now or at a future time may be used in the transmission industry in accordance with Good Utility Practice.

              "VELCO" means Vermont Electric Power Company, Inc., a corporation duly organized under the laws of the State of Vermont, and any Subsidiary thereof.

              "Vermont Distribution Utility" means, any Vermont electricity distribution company which is a current Member of the Company, and also means Rochester Electric Light & Power Company and Vermont Marble Power Division of OMYA, Inc.

ARTICLE II
FORMATION OF COMPANY

SECTION 2.1              Name, Office, Registered Agent and Continuance.

              The name of the Company shall be VERMONT TRANSCO LLC. The business of the Company may be conducted under that name or, on compliance with applicable laws, any other name that the Manager deems appropriate or advisable. The Manager on behalf of the Company shall file any certificates, articles, fictitious business name statements and the like, and any amendments and supplements thereto, as the Manager considers appropriate or advisable. For purposes of 11 V.S.A. Section 3008, the Company's initial designated office shall be located at 366 Pinnacle Ridge Road, Rutland, Vermont 05701, and its designated agent is the Manager, whose business office is identical with the Company's initial designated office. The Manager may designate and maintain the Company's office at any other location.

SECTION 2.2              Governing Law.

              This Agreement and all questions with respect to the rights and obligations of the Members, the construction, enforcement and interpretation hereof, and the formation, administration and termination of the Company shall be governed by the provisions of the Act and the Federal Power Act, 16 U.S.C. Section 824 et seq., and other applicable laws of the State of Vermont and the United States, without reference to the choice of law principles in the State of Vermont that require application of the laws of a different jurisdiction. To the extent that any provision of this Agreement is inconsistent with the provisions of the Act, this Agreement shall govern to the extent permitted by the Act.

SECTION 2.3              Purpose.

              (a)              The purpose of the Company is to engage in any lawful activity, including, but not limited to, the planning, financing, constructing, operating, maintaining and expanding of Transmission Facilities to provide for an adequate and reliable transmission system that meets the needs of all users that are dependent on the transmission system, and that supports effective competition in energy markets without favoring any market participant, and to engage in any and all other activities incidental or appropriate thereto.

              (b)              Subject to obtaining Required Regulatory Approvals and compliance with applicable laws the Company may acquire, own, operate, lease, construct and expand Transmission Assets, may arrange debt or equity financing, and may conduct operations where it owns, operates, leases or otherwise acquires Transmission Assets.

              (c)              Consistent with the requirements of FERC Order No. 2000, 65 Fed. Reg. 809 (January 6, 2000), FERC Stats. & Regs. Paragraph 31,089 at 31,226-27 (1999), order on reh'g, Order No. 2000-A, 65 Fed. Reg. 12,088 (March 8, 2000), FERC Stats. & Regs. Paragraph 31,092 (2000), the Company may contract with the regional transmission organization for New England, ISO - New England ("ISO-NE"), for ISO-NE to exercise operating authority over the Transmission Facilities, as operating authority is defined in the Transmission Operating Agreement accepted for filing by the FERC in Docket Nos. ER05-374-000, et al. and as that agreement may be amended from time to time.

              (d)              Title to Company assets, whether real, personal or mixed and whether tangible or intangible, shall be deemed to be held by the Company as an entity, and no Member, individually or collectively, shall have any ownership interest in such Company assets or any portion thereof. All Company assets shall be recorded as the property of the Company in its books and records, irrespective of the names in which legal title to such Company assets are held.

SECTION 2.4              Powers.

              The Company shall have all the powers incident and appropriate to the performance of its purposes as set forth in Section 2.3 above, and all other powers of limited liability companies under the Act.

SECTION 2.5              Term.

              (a)              The Company shall have perpetual existence unless sooner terminated as provided in this Section 2.5.

              (b)              Subject to any approvals required under state or federal law, the Company may only be dissolved upon the occurrence of any of the following events, and shall be dissolved upon the first to occur:

                            (i)              The date specified in a written notice delivered by the Manager to all Members that the Company be dissolved as of a specified date; or

                            (ii)              The occurence of an event described in 11 V.S.A. Section 3101(4) or (5).

              (c)              Upon the dissolution of the Company, the Manager shall proceed promptly to make any necessary regulatory filings and to wind up the affairs of the Company and to terminate the Company's existence. The Manager shall have full, complete and exclusive discretion with respect to winding up the affairs of the Company and terminating the Company's existence.

SECTION 2.6              Commencement of Operations

              The Company shall commence operations on a date designated by the Manager (the "Operations Date"), which Operations Date shall be on or after the Effective Date, the fulfillment of any conditions specified in the Contribution, Transfer and Assumption Agreement or the Management Services Agreement, and the receipt of Required Regulatory Approvals.

ARTICLE III
MEMBERS AND CAPITAL CONTRIBUTIONS

SECTION 3.1              Members and Schedule A.

              (a)              The name and address of each of the initial Members are listed on Schedule A.

              (b)              The Company may, upon approval of the Manager and of a Majority in Interest of the Members, admit such additional Persons as Members after the Operations Date upon such terms and conditions as the Manager deems appropriate.

              (c)              The Manager shall amend Schedule A upon the admission of additional Members and upon any adjustment in the Members' Capital Contributions, number of Member Units and Percentage Interests.

SECTION 3.2              Initial Capital Contributions.

              (a)              VELCO agrees to transfer to the Company, as of the Operations Date, all Transmission Assets and other assets listed in the Contribution, Transfer and Assumption Agreement between VELCO and the Company. The Company shall accept the transferred assets and assume the liabilities to which the assets are subject. In exchange for its contribution, VELCO shall receive the number and Class of Member Units listed beside its name on Schedule A hereto.

              (b)              Except for VELCO, founding Members shall make their initial Capital Contributions in cash at such times on or before the Operations Date and in such amounts as are provided for in one or more Subscription Agreements to be entered into by such Members and the Company.

              (c)              The number and Class of Member Units initially issued to each Member, the amount of each Member's cash Capital Contribution or Contribution Value, and the Percentage Interest of each Member is set forth by each Member's name on Schedule A.

SECTION 3.3              Voluntary Additional Capital Contributions.

              (a)              No Member may be required at any time to contribute any additional amounts or assets to the Company in excess of those set forth in Section 3.2 above.

              (b)              If the Manager determines that additional equity capital is required for any purpose of the Company then, subject to receipt of applicable regulatory approvals necessary for (i) the Company to issue securities in exchange for such equity capital and (ii) the Offerees desiring to contribute to acquire such securities, the following procedures shall apply. The Manager shall issue a written call notice to the Offerees advising them of the total funding that the Company seeks, the number, price and other terms and conditions of the Member Units to be issued by the Company (the "Additional Member Units"), and each Offeree's Pro Rata Share thereof. The call notice shall designate the date by which Offerees' binding written subscriptions (described in Section 3.3(c) hereof) to acquire Additional Member Units must be delivered to the Manager (the "Subscription Date"). The Subscription Date shall be at least 45 days after the date of the Manager's call notice.

              (c)              Each Offeree shall have the right, but not the obligation, to deliver to the Manager no later than the Subscription Date an irrevocable written commitment, conditioned solely on the receipt of any applicable regulatory approvals, to acquire a specified number of Additional Member Units ("Subscription Number"). On the Subscription Date, the Manager shall notify each subscribing Offeree of the number of Additional Member Units allocated to it for purchase.

              (d)              In the event that the subscribing Offerees have commited to purchase more Additional Member Units than the total thereof being offered, then the Manager shall determine each Offeree's purchase allocation of Additional Member Units as follows.

              First, the Manager shall allocate to each subscribing Offeree a number of Member Units equal to the lesser of its Subscription Number or its Pro Rata Share percentage of all Additional Member Units.

              Second, the Manager shall allocate the remaining Additional Member Units to those Offerees which have subscribed for more than their Pro Rata Share of the offering (an "Overallocation Offeree") by allocating to each such Offeree a number of Additional Member Units equal to the lesser of: (i) the excess of the Offeree's Subscription Number over the number of Member Units already allocated to the Offeree under clause First above; or (ii) its Pro Rata Share percentage (determined after excluding the Pro Rata Shares of non-Overallocation Offerees) times the number of remaining Additional Member Units.

              To the extent that Additional Member Units remain unallocated, then the Manager shall continue making successive allocations to Offerees using the procedure set forth in clause Second above until all Additional Member Units have been allocated, provided that if only one Offeree is participating in any allocation, then unsubscribed-for Member Units shall be allocated to such Offeree until the total of its allocations equal its Subscription Number.

              (e)              In the event that the Offerees have committed to purchase fewer Additional Member Units than the total thereof being offered, then the Manager may elect to offer the unsubscribed-for Member Units to other Persons.

              (f)              Each Member shall make payment of its portion of the capital call on or before 11:00 a.m., Eastern time, on the due date which shall be scheduled insofar as practical on the last day of a month; provided that if a Member has initiated a wire transfer payment by such time it shall be treated as making payment thereupon. Payment shall be made by wire transfer or any additional means designated by the Manager in the call notice.

              (g)             Except as provided in this Section 3.3, no Member shall have the right to make additional contributions to the Company after the Effective Date.

SECTION 3.4              Capital Accounts.

              (a)              A separate capital account (a "Capital Account") shall be established and maintained for each Member in accordance with Regulations Section 1.704-1(b)(2)(iv). Without limiting the foregoing, Capital Accounts shall be maintained in accordance with the following provisions:

                            (i)              To each Member's Capital Account there shall be credited such Member's cash Capital Contributions, the Contribution Value of any Transmission Assets contributed by it, such Member's distributive share of Profit and any items in the nature of income or gain which are specially allocated pursuant to Section 6.1(b), (c) or (d) hereof, and the amount of any Company liabilities assumed by such Member or which are secured by any Company asset distributed to such Member, and

                            (ii)              To each Member's Capital Account there shall be debited the amount of cash and the fair market value as determined by the Manager, of any Company asset distributed to such Member pursuant to any provision of this Agreement, such Member's distributive shares of Loss and any items in the nature of expenses or losses which are specially allocated pursuant to Section 6.1(b), (c) or (d) hereof, and the amount of any liabilities of such Member assumed by the Company or that are secured by any asset contributed by such Member to the Company.

For the purposes of this Section 3.4(a), "Contribution Value" means the net asset value, as of the date of contribution, of the Transmission Assets or other assets contributed by a Member pursuant to its Contribution, Transfer and Assumption Agreement, as reflected on the FERC Books of Account of the Member (or such other books of account as may be appropriate for non-FERC jurisdictional assets) as adjusted on a dollar-for-dollar basis for deferred taxes, and deferred investment tax credits associated with those assets.

The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Regulations Section 1.704-1(b), and shall be interpreted and applied in a manner consistent with such Regulations.

              (b)             Revaluation of Capital Accounts. When a new or existing Member acquires an additional Member Interest, the Manager shall determine the potential "Adjustment in Value" by multiplying the Company's unrealized gain or loss by the difference in number of percentage points between the contributing Member's new proportionate share of outstanding Member Units of all classes and its previous proportionate share, if any. For the purpose of this Section 3.4(b), the Manager shall calculate unrealized gain or loss by multiplying (1) the difference between (A) the Net Book Value of the Company and (B) the implied value of the Company, with the latter based upon the price per Member Unit of Member Units issued in exchange for such additional Member Interest times the total number of Member Units outstanding.

                            (i)              If a new or existing Member acquires an additional Member Interest, and (A) the resulting potential Adjustment in Value exceeds 3 % of the Net Book Value, or (B) if the aggregate Adjustment in Value measured from the time of the most recent adjustment exceeds 3% of the Net Book Value, the Manager shall revalue the property of the Company to its fair market value (as determined by the Manager, and taking into account Code Section 7701(g)) in accordance with Regulations Section 1.704-1(b)(2)(iv)(f).

                            (ii)              If (A) a new or existing Member acquires an additional Member Interest in exchange for more than a de minimis Capital Contribution that is not covered by paragraph (i) hereof, (B) the Company distributes to a Member more than a de minimis amount of Company property as consideration for a Member Interest, or (C) the Company is liquidated within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g), the Manager may, in its sole and absolute discretion, revalue the property of the Company to its fair market value (as determined by the Manager, in its sole and absolute discretion, and taking into account Code Section 7701(g)) in accordance with Regulations Section 1.704-1(b)(2)(iv)(f).

                            (iii)              When the Company's property is revalued by the Manager, the Capital Accounts of the Members shall be adjusted in accordance with Regulations Sections 1.704-1(b)(2)(iv)(f) and (g), which generally require such Capital Accounts to be adjusted to reflect the manner in which the unrealized gain or loss inherent in such property (that has not been reflected in the Capital Accounts previously) would be allocated among the Members pursuant to Section 6.1 if there were a taxable disposition of such property for its fair market value (as determined by the Manager, in its sole and absolute discretion, and taking into account Code Section 7701(g)) on the date of the revaluation.

SECTION 3.5              No Interest.

              No interest shall be paid on Capital Contributions or on the balance in each Member's Capital Account.

SECTION 3.6              No Third Party Beneficiary.

              No creditor or other third party having dealings with the Company shall have the right to enforce the right or obligation of any Member to make Capital Contributions or loans or to pursue any other right or remedy hereunder or at law or in equity, it being understood and agreed that the provisions of this Agreement shall be solely for the benefit of, and may be enforced solely by, the parties hereto and their respective successors and assigns. None of the rights or obligations of the Members herein set forth to make Capital Contributions shall be deemed an asset of the Company for any purpose by any creditor or other third party, nor may such rights or obligations be sold, transferred or assigned by the Company or pledged or encumbered by the Company to secure any debt or other obligation of the Company or of any of the Members. Without limiting the generality of the foregoing, a deficit Capital Account of a Member shall not be deemed to be a liability of such Member or an asset or property of the Company.

SECTION 3.7              Member Units as Securities.

              Member Units may be evidenced by certificates, writings, instruments or other documents. Member Units shall be deemed to be "securities" as that term is defined in Article 8 of the Uniform Commercial Code as adopted by the State of Vermont. The creation and perfection of a security interest in Member Units will be governed by said Article 8.

SECTION 3.8              Month-End Convention.

              For purposes of this Agreement, all Capital Contributions, other than the initial Capital Contributions described in Section 3.2 above, shall be deemed to be received at the end of the calendar month in which they actually are received by the Company.

ARTICLE IV
THE MANAGER

SECTION 4.1              Management of the Company.

              Except as otherwise expressly provided in this Agreement the Manager, in accordance with Good Utility Practice, shall have full, complete and exclusive discretion to manage and control the business of the Company for the purposes herein stated, and shall make all decisions affecting the business and assets of the Company and operate the Transmission Facilities of the Company, the Manager and any Subsidiary of either as an integrated transmission system in a non-discriminatory manner, with open access. Subject to the restrictions specifically contained in this Agreement, the powers of the Manager shall include, without limitation, the authority to take all actions on behalf of the Company as provided in Section 2.4 above and to take such other actions, to execute, acknowledge, swear to or deliver such other documents and instruments, and to perform any and all other acts that the Manager deems necessary or appropriate for the formation, continuation and conduct of the business and affairs of the Company.

SECTION 4.2              Authority of Manager.

              (a)              The Manager may exercise any of the powers granted to it under this Agreement and perform any of the duties imposed upon it hereunder either directly or by or through its agents. Subject to applicable regulatory approvals, the Manager may appoint, employ, contract or otherwise deal with any Person for the transaction of the business of the Company, which Person may, under supervision of the Manager, perform any acts or services for the Company as the Manager may approve.

              (b)              Without limiting the foregoing, the Manager is specifically authorized to execute on behalf of the Company, as the Manager deems appropriate:

              (i) agreements with the Members, including the Contribution, Transfer and Assumption Agreement, Subscription Agreements and transmission service agreements, and

              (ii) any other agreements with any Person (including the Manager itself) relating to the financing, construction, acquisition, ownership, operation or maintenance of the Transmission Assets, including a Management Services Agreement for the delegation of Functional Control of the Company's Transmission Facilities to a system operator.

SECTION 4.3              Liability of the Manager.

              (a)              Notwithstanding anything to the contrary set forth in this Agreement, the Manager shall not be liable for monetary damages to the Company or any Members for losses sustained or liabilities incurred as a result of actions or omissions on behalf of the Company under this Agreement, subject only to the standard to which a manager of a manager-managed Vermont limited liability company is held under 11 V.S.A. Section 3059(h)(2). Consistent with this standard, the Manager shall not be in breach of any duty that the Manager may owe to the Non-Managing Members or the Company or any other Persons under this Agreement, or of any duty stated or implied at law or in equity, provided that the Manager, acting in good faith, abides by the terms of this Agreement. Also consistent with the foregoing standard:

                            (i)              The Manager shall not be responsible for any misconduct or negligence on the part of any agent appointed or employed by it in good faith to act on behalf of the Company under this Agreement pursuant to Section 4.2(a) hereof; and

                            (ii)              Notwithstanding any other provisions of this Agreement or the Act, any action of the Manager on behalf of the Company or any decision of the Manager to refrain from acting on behalf of the Company, undertaken in the good faith belief that such action or omission is necessary or advisable in order to protect the ability of the Company to continue to be classified as a partnership for federal, state and local income tax purposes, is expressly authorized and is deemed approved by all of the Non-Managing Members.

              (b)              Notwithstanding any other provisions of this Agreement or the Act, the Manager in its capacity as Manager shall not be liable for any incidental, indirect, special, exemplary, punitive or consequential damages, including lost revenues or profits, even if such damages are deemed to result from the failure or inadequacy of any exclusive or other remedy.

              (c)              Notwithstanding any other provisions of this Agreement or the Act, the Manager in its capacity as Manager shall not be responsible for and shall have no liability for any taxes assessed to or owed by the Company or any other Member.

              (d)              Except as otherwise provided herein, to the extent the duties of the Manager under the Agreement require expenditures of funds to be paid to third parties on behalf of the Company, the Manager shall not have any obligations hereunder except to the extent that Company funds are reasonably available to it for the performance of such duties, and nothing herein contained shall be deemed to authorize or require the Manager, in its capacity as such, to expend its individual funds for payment to third parties or to undertake any individual liability or obligation on behalf of the Company.

SECTION 4.4              Manager's Compensation and Expenses.

              The Manager shall not be entitled to any compensation specifically for its services as Manager.

SECTION 4.5              Withdrawal, Removal, Bankruptcy, or Liquidation of the Manager.

              (a)              Except upon agreement of a Majority in Interest of the Members (excluding the Manager), the Manager shall not withdraw as Manager upon less than 180 days' prior written notice to each of the Members of the Company.

              (b)              Except upon agreement of a Majority in Interest of the Members (excluding the Manager), the Manager may not be removed with or without cause. Upon the occurrence of an Event of Bankruptcy as to the Manager, the Manager shall be deemed to be removed automatically upon designation of a substitute Manager under Section 4.6 hereof. The merger of the Manager with or into any Entity that is designated as a substitute or successor Manager pursuant to Section 4.6 hereof shall not be deemed to be the withdrawal, removal, or liquidation of the Manager.

              (c)              Following the occurrence of an Event of Bankruptcy as to the Manager (and its removal pursuant to Section 4.5(b) above) or the withdrawal, removal, or liquidation of the Manager, the Company shall continue in existence unless, within 90 days after such occurrence and subject to the provisions of the Bankruptcy Code, as applicable, a Majority in Interest of the Members (excluding the Manager) elects not to continue the business of the Company. If the Company is continued, the Members (excluding the Manager) shall designate, subject to Section 4.6 hereof and any other provisions of this Agreement, a substitute Manager.

SECTION 4.6              Designation of a Substitute Manager.

              A Person shall be designated as a substitute Manager of the Company upon an affirmative vote of a Majority in Interest of the Members (excluding the Manager), and satisfaction of the following terms and conditions:

              (a)              the Person to be designated as a substitute Manager shall have accepted and agreed to be bound by all the terms and provisions of this Agreement by executing a counterpart thereof and such other documents or instruments as may be required or appropriate in order to effect the designation of such Person as a Manager, and all other actions required herein in connection with such designation shall have been performed; and

              (b)              if the Person to be designated as a substitute Manager is an Entity, it shall have provided the Company with evidence satisfactory to counsel for the Company of such Person's authority to become a Manager and to be bound by the terms and provisions of this Agreement.

SECTION 4.7              Indemnification and Exculpation of Indemnitees.

              (a)              The Company shall release, indemnify, and hold harmless each Indemnitee from and against any and all damages, losses, liabilities, obligations, claims, demands, suits, proceedings, recoveries, judgments, fines, settlements, costs and expenses, court costs, attorneys' fees, and all other obligations asserted against or suffered by such Indemnitee, to the extent resulting from, arising out of or related to the operations of the Company provided that the Indemnitee is not finally found, through a final and non-appealable order, to have acted in other than good faith or to have engaged in reckless misconduct.

              (b)              An Indemnitee's conduct with respect to an employee benefit plan, for a purpose the Indemnitee reasonably believed to be in the interests of the participants in and beneficiaries of the plan, is conduct that satisfies the requirement of Section 4.7(a) above. For purposes of this Section 4.7: the Company shall be deemed to have requested an Indemnitee to serve as fiduciary of an employee benefit plan whenever the performance by such Indemnitee of its duties to the Company or the Manager also imposes duties on, or otherwise involves services by, it to the plan or participants or beneficiaries of the plan; excise taxes assessed on an Indemnitee with respect to an employee benefit plan pursuant to applicable law shall constitute fines within the meaning of this Section 4.7; and actions taken or omitted by the Indemnitee with respect to an employee benefit plan for a purpose reasonably believed by such Indemnitee to be in the interest of the participants and beneficiaries of the plan shall be deemed to be for a purpose that is not opposed to the best interests of the Company.

              (c)              Subject to Section 4.3 above, the Company shall not indemnify an Indemnitee under this Section 4.7 in connection with a proceeding by or in the right of the Company in which the Indemnitee is finally adjudged liable to the Company.

              (d)              The Company may purchase and maintain insurance, on behalf of the Indemnitees and such other Persons as the Manager shall determine, against any liability that may be asserted against or expenses that may be incurred by such Person in connection with the Company's activities, regardless of whether the Company would have the power to indemnify such Person against such liability under the provisions of this Agreement.

ARTICLE V
ACCOUNTING, TAX AND FISCAL MATTERS

SECTION 5.1              Fiscal and Taxable Year.

              The Company hereby adopts the calendar year as its fiscal and taxable year.

SECTION 5.2              Books.

              (a)              The books and records of the Company shall be kept in accordance with usual and customary accounting practices on the accrual method and in accordance with GAAP, FERC's Uniform System of Accounts, and applicable tax requirements.

              (b)              The Manager shall provide the Members with monthly unaudited financial statements of the Company, and shall make reasonable efforts to provide any other Company financial information requested by Members. The Manager shall cause audited financial statements of the Company to be prepared within a reasonable period of time after the close of each fiscal year.

SECTION 5.3              Records.

              (a)              The Company shall keep at its principal place of business all of the following:

                            (i)              A list of each past and present Member and Manager including the full name and last-known mailing address of each Member or Manager, the date on which the person became a Member or Manager and the date, if applicable, on which the Person ceased to be a Member or Manager.

                            (ii)              A copy of the Company's articles of organization and all amendments to the articles.

                            (iii)              Copies of the Company's federal, state and local income or franchise tax returns and financial statements, if any, for the three most recent years or, if such returns and statements are not prepared for any reason, copies of the information and statements provided to, or which should have been provided to, the Members to enable them to prepare their federal, state and local income tax returns for the three most recent years.

                            (iv)              Copies of this Agreement, all amendments hereto and any operating agreements no longer in effect.

              (b)              Upon reasonable request, a Member may inspect and copy during ordinary business hours any Company record required to be kept under Section 5.3(a) above.

              (c)              The Manager shall provide, to the extent that the circumstances render it just and reasonable, true and full information of all things affecting the Members, including any records relating to the Transmission Assets contributed by such Member, to any Member or to the legal representative of any Member upon reasonable request of the Member.

              (d)              The failure of the Company to keep or maintain any of the records or information required under this Section 5.3 shall not be grounds for imposing liability on any Person for the debts and obligations of the Company.

              (e)              To the extent the Manager deems, in its reasonable discretion, any such information provided to a Member to be proprietary, confidential, trade secret, non-public or otherwise sensitive, any Member obtaining such information shall maintain the confidentiality of such confidential information in accordance with procedures adopted by it in good faith; provided, however, that a Member may deliver or disclose confidential information to: (i) its directors, officers, employees, agents, attorneys and affiliates, its financial advisors and other professional advisors who agree to hold confidential the confidential information substantially in accordance with the terms of this Section 15; (ii) any other Member; (iii) any Person from which a Member offers to acquire from or transfer to any security of the Company (if such Person has agreed in writing prior to its receipt of such confidential information to be bound by the provisions of this section); (iv) any federal or state regulatory authority having jurisdiction, (v) any nationally recognized rating agency that requires access to information about the Member's investment portfolio; or (vi) any other Person to which such delivery or disclosure may be necessary or appropriate (w) to effect compliance with any law, rule, regulation or order applicable to such Member, (x) in response to any subpoena or other legal process, or (y) in connection with any litigation to which the Member is a party.

SECTION 5.4              Company Funds.

              The funds of the Company shall be kept in the name of the Company in one or more separate bank accounts with banks or trust companies as selected by the Manager. Withdrawals from such bank accounts shall be made only by Persons approved by the Manager.

SECTION 5.5              Tax Returns.

              (a)             The Manager shall cause the Company to file timely all Company income tax returns required to be filed by the jurisdictions in which the Company is required to so file. By June 30 of each year, the Manager shall cause to be furnished to each Person who was a Member during the prior fiscal year all available information necessary for inclusion in such Person's income tax returns for such year.

              (b)              Within 45 days following the end of each fiscal quarter, the Manager shall cause to be forwarded to each Person who was a Member during such quarter, a statement setting forth such Member's share of taxable income for such quarter, it being understood that all such numbers shall be estimates and subject to year-end adjustment, and the Manager shall have no liability with respect to such statements as long as they were provided in good faith.

SECTION 5.6              Tax Elections.

              (a)              Subject to Section 5.6(b) hereof: (i) the Company shall maintain its status as a partnership for U.S. federal income tax purposes; and (ii) absent the unanimous vote of the Non-Managing Members, no election shall be made by the Company or any Member for the Company to be treated as a corporation, or an association taxable as a corporation, under the Code or any provisions of any state or local laws.

              (b)              Upon the issuance of a final, non-appealable order of FERC or any court that, in the opinion of the general counsel of the Manager, prohibits the Company from including federal or state income taxes with respect to taxable Members' shares of Company Profit in its cost of service, the Manager either: (i) shall cause the Company to elect to be treated as an association taxable as a corporation under Subchapter C of the Code; or (ii) shall issue a notice of dissolution of the Company as provided for in Section 2.5(b)(i) above.

              (c)              The Company shall make an election under Code section 754 only upon an affirmative vote of a Majority in Interest of Members.

SECTION 5.7              Tax Matters. Tax Elections and Special Basis Adjustments.

              (a)              The Manager shall be the tax matters partner of the Company within the meaning of Code Section 6231(a)(7) and will act in any similar capacity under applicable state or local tax law (the "Tax Matters Member"). The Tax Matters Member shall have the power and authority to take all actions authorized and required, respectively, by the Code for the tax matters partner, and shall manage any administrative or other tax proceedings conducted at the Company level with respect to Company matters under the Code and applicable state and local tax laws. All expenses and fees incurred by the Tax Matters Member on behalf of the Company shall be reimbursed by the Company.

              (b)              Subject to the provisions of Section 5.6 above, all other elections required or permitted to be made by the Company under the Code and the regulations thereunder or other applicable state or local tax laws are to be made or not made by the Tax Matters Member in such manner as determined by the Tax Matters Member in its sole discretion.

              (c)              The Tax Matters Member shall revise the Tax Liability Factor as necessary to take account of any changes in federal or state corporation income tax rates, and shall adjust Members' Memorandum Account balances maintained pursuant to Section 6.3(c) hereof as necessary to take account of the regulatory treatment of deferred tax liabilities or benefits arising from such changes in income tax rates.

ARTICLE VI
ALLOCATIONS AND DISTRIBUTIONS

SECTION 6.1              Allocations.

              (a)              Profit and Loss. Profit and Loss of the Company of each fiscal year of the Company shall be allocated to the Members in accordance with their respective Percentage Interests.

              (b)              Minimum Gain Chargeback. Notwithstanding any provision of this Agreement to the contrary, (i) any expense of the Company that is a "nonrecourse deduction" within the meaning of Regulations Section 1.704-2(b)(1) shall be allocated in accordance with the Members' respective Percentage Interests, (ii) any expense of the Company that is a "partner nonrecourse deduction" within the meaning of Regulations Section 1.704-2(i)(2) shall be allocated to the Member that bears the "economic risk of loss" of such deduction in accordance with Regulations Section 1.704-2(i)(1), (iii) if there is a net decrease in Company Minimum Gain within the meaning of Regulations Section 1.704-2(f)(1) for any Company taxable year, then, subject to the exceptions set forth in Regulations Section 1.704-2(f)(2), (3), (4) and (5), items of gain and income shall be allocated among the Members in accordance with Regulations Section 1.704-2(f) and the ordering rules contained in Regulations Section 1.704-2(j), and (iv) if there is a net decrease in Member Nonrecourse Debt Minimum Gain within the meaning of Regulations Section 1.7042(i)(4) for any Company taxable year, then, subject to the exceptions set forth in Regulations Section 1.704-(2)(g), items of gain and income shall be allocated among the Members in accordance with Regulations Section 1.704-2(i)(4) and the ordering rules contained in Regulations Section 1.704-2(j). A Member's "interest in partnership profits" for purposes of determining its share of the nonrecourse liabilities of the Company within the meaning of Regulations Section 1.752-3(a)(3) shall be such Member's Percentage Interest.

              (c)              Qualified Income Offset. If a Member receives in any taxable year an adjustment, allocation or distribution described in subparagraphs (4), (5) or (6) of Regulations Section 1.704-1(b)(2)(ii)(d) that causes or increases a deficit balance in such Member's Capital Account that exceeds the sum of such Member's shares of Company Minimum Gain and Member Nonrecourse Debt Minimum Gain, as determined in accordance with Regulations Sections 1.704-2(g) and 1.704-2(i), such Member shall be allocated specially for such taxable year (and, if necessary, later taxable years) items of income and gain in an amount and manner sufficient to eliminate such deficit Capital Account balance as quickly as possible as provided in Regulations Section 1.7041(b)(2)(ii)(d). After the occurrence of an allocation of income or gain to a Member in accordance with this Section 6.1(c), to the extent permitted by Regulations Section 1.704-1(b), items of expense or loss shall be allocated to such Member in an amount necessary to offset the income or gain previously allocated to such Member under this Section 6.1(c).

              (d)              Capital Account Deficits. Loss shall not be allocated to a Member to the extent that such allocation would cause a deficit in such Member's Capital Account (after reduction to reflect the items described in Regulations Section 1.704-1(b)(2)(ii)(d)(4), (5) and (6)) to exceed the sum of such Member's shares of Company Minimum Gain and Member Nonrecourse Debt Minimum Gain. Any Loss in excess of that limitation shall be allocated to the other Members in accordance with their respective Percentage Interests. After the occurrence of an allocation of Loss to a Member in accordance with this Section 6.1(d), to the extent permitted by Regulations Section 1.704-1(b), Profit shall be allocated to such Member in an amount necessary to offset the Loss previously allocated to each Member under this Section 6.1(d).

              (e)              Varying Interests. If a Member transfers any part or all of its Member Interest during a fiscal year of the Company, the distributive shares of the various items of Profit and Loss allocable among the Members during such fiscal year shall be allocated between the transferor and the transferee Member as determined by the Manager either (i) as if the Company's fiscal year had ended on the date of the transfer or (ii) based on the number of days of such fiscal year that each was a Member. If the Members' Percentage Interests are adjusted during a fiscal year of the Company, the Profits and Losses for such fiscal year shall be allocated between the part of the year ending on the day when the adjustment occurs and the part of the year beginning on the following day either (i) as if the taxable year had ended on the date of the adjustment or (ii) based on the number of days in each part. The allocation of Profits and Losses for the earlier part of the year shall be based on the Percentage Interests before adjustment, and the allocation of Profits and Losses for the later part shall be based on the adjusted Percentage Interests. The Manager, in its sole and absolute discretion, shall determine which method shall be used to allocate the distributive shares of the various items of Profit and Loss.

              (f)              Definition of Profit and Loss. "Profit" and "Loss" and any items of income, gain, expense or loss referred to in this Agreement shall mean the Company's book income or loss, as determined in accordance with FERC Books of Account and consistent with the principles of maintaining Capital Accounts in accordance with Regulations Section l .704-1(b)(2)(iv), except that Profit and Loss shall not include items of income, gain and expense that are specially allocated pursuant to Sections 6.1(b), 6.1(c) or 6.1(d). All allocations of income, profit, gain, loss and expense (and all items contained therein) for federal income tax purposes shall be identical to all allocations of such items set forth in this Section 6.1, except as otherwise required by Code Section 704(c) and Regulations Section 1.704-1(b)(4). The Manager, in consultation with the Members, shall elect the initial methods for allocating items of income, gain and expense as required by Code Section 704(c) with respect to the properties acquired by the Company pursuant to the Assignment and Assumption Agreements. With respect to (i) other properties acquired by the Company and (ii) any amounts required to be taken into account using Code Section 704(c) principles due to a revaluation of Company assets pursuant to Section 3.4(b), the Manager shall have the authority, as provided in Section 5.6(c), to elect the method to be used by the Company for allocating items of income, gain and expense as required by Code Section 704(c) with respect to such properties, and such election shall be binding on all Members.

SECTION 6.2              Distributions to Members of Cash Available for Distribution.

              (a)              Distributions of Cash Available for Distribution to the Members shall be made periodically after the close of each Calendar Quarter during each fiscal year in accordance with the priorities set forth in this Section 6.2 at such times and in such amounts as the Manager shall determine.

              First, to each Member owning Class A Member Units, there shall be distributed out of Cash Available for Distribution an amount of cash equal to such Member's Quarterly Current Tax Amount as determined under Section 6.3(a) hereof.

              Second, to each Member owning Class A Member Units, there shall be distributed out of Cash Available for Distribution the excess (if any), for all prior periods, of the amounts of cash distributable to such Member under clause First hereof over the amounts actually so distributed.

              Third, to each Member owning Class B Member Units, there shall be distributed out of Cash Available for Distribution the excess (if any), for all prior periods, of the amounts of cash distributable to such Member under clause Fifth hereof over the amounts actually so distributed.

              Fourth, to each Member owning Class A Units there shall be distributed out of Cash Available for Distribution the excess (if any), for all prior periods, of the amount of cash distributable to such Member under clause Sixth hereof over the amount actually so distributed.

              Fifth, to each Member owning Class B Member Units, there shall be distributed out of Cash Available for Distribution an amount which is equal to such Member's Capital Contributions (for Class B Member Units only) as reflected on Schedule A as of the first day of a Calendar Quarter multiplied by 13.3 percent further multiplied by .25.

              Sixth, to each Member owning Class A Member Units, there shall be distributed out of Cash Available for Distribution an amount which is equal to such Member's Capital Contributions (for Class A Member Units only) as reflected on Schedule A as of the first day of a Calendar Quarter multiplied by 11.5 percent further multiplied by .25.

              Seventh, to each Member pro rata in accordance with such Member's ownership of Member Units of all Classes there shall be distributed remaining Cash Available for Distribution.

              (b)              Tax Adjustment Distributions.

                            (i)              In the event of a tax audit or proceeding involving the Company which results in a final determination increasing the taxable income of a Member (other than a Tax-Exempt Member) using the methodology described in Section 6.3(f) hereof (a "Company-Related Tax Adjustment") then such Member (or the Tax Matters Member) shall deliver to the Manager documentation evidencing such final determination and a computation of such increase, in each case reasonably acceptable to the general counsel of the Manager. Contemporaneously with the Company's first quarterly distribution occurring after the approval of such documentation by the general counsel of the Manager, the Company shall distribute to the Member an amount out of Cash Available for Distribution with respect to the Company-Related Tax Adjustment (but not including any interest and penalties assessed with respect thereto); provided, however, that the amount of any distributions under this section 6.2(b) shall not exceed the balance of the Member's Memorandum Account, after the adjustments provided for in Section 6.3(c) hereof.

                            (ii)              In the event of a Company-Related Tax Adjustment arising from an audit other than of the Company, the Tax Matters Member in its discretion may cause the Company to amend its tax returns to reflect the resolution of the audit, and in such event the Company shall make distributions with respect to Company-Related Tax Adjustments for all similarly situated Members at the time determined by the Manager.

              (c)              If a new or existing Member acquires or disposes of Member Units requiring the amendment of Schedule A on any date other than the first day of a Calendar Quarter the cash distribution attributable to such Member Units relating to the Calendar Quarter shall be adjusted in the proportion that (i) the number of days that such Member Units are held by such Member bears to (ii) the number of days in the Calendar Quarter.

SECTION 6.3              Calculation Of Distributions For Taxes.

              (a)              Quarterly Distributions For Members' Estimated Current Tax Obligations. A Member's "Quarterly Current Tax Amount" shall be determined as follows.

                            (i)              Prior to the time of each quarterly distribution under Section 6.2(a) above the Manager shall estimate, for each Member of the Company which was not a Tax-Exempt Member, such Member's tax liability for such Calendar Quarter using the methodology described in Section 6.3(f).

                            (ii)              The amount determined in the preceding clause shall be increased or decreased once per year as necessary to reflect any final fiscal year adjustments to Members' tax liabilities described in Section 6.3(b) hereof.

              (b)              End-Of-Year Adjustments To Calculations Of Member's Company-Related Current Tax Liabilities.

                            (i)              When the Company has filed both its annual report on FERC Form No. 1 for its preceding fiscal year and its federal and state income tax returns with respect to taxable years ending with or within such fiscal year, the Manager shall make a final calculation, for each Member that was not a Tax-Exempt Member, of such Member's tax liability determined using the methodology described in Section 6.3(f) hereof for taxable periods within the fiscal year. The amount of tax liability so determined shall be the Member's "Final Current Tax Amount" for the fiscal year.

                            (ii)              At the next quarterly distribution taking place after the determination provided for in the preceding clause, a Member's Quarterly Current Tax Amount for such quarter shall be:

                                          (A)              Increased to the extent that the Member's Final Current Tax Amount for the fiscal year exceeds the sum of its Quarterly Current Tax Amounts for such fiscal year; or

                                          (B)              Decreased to the extent that the sum of the Member's Quarterly Current Tax Amounts for the fiscal year exceed its Final Current Tax Amount for the year.

              (c)              Memorandum Accounts. The Company shall maintain for each Member which is not a Tax-Exempt Member a Memorandum Account to which shall be credited the excess, if any, of the Member's Tax Distribution Amount for the Company's fiscal year over its Final Current Tax Amount for the fiscal year, and to which shall be debited the sum of: (i) the excess, if any, of the Member's Final Current Tax Amount for the fiscal year over the Member's Tax Distribution Amount for the fiscal year; and (ii) the amount of all prior tax adjustment distributions determined under Section 6.2(b) above. In the event of a Transfer of all or a portion of the Member Interest of a Member with a positive Memorandum Account balance, the Transferee shall succeed to all or a proportionate share of such Memorandum Account.

              (d)              Annual Limit On The Amount Of Distributions For Income Taxes. The amounts distributed to a Member for any fiscal year under Section 6.2(a) clause First above shall not exceed the sum of such Member's Tax Distribution Amount for the fiscal year and its Memorandum Account balance, with the adjustments provided for in Section 6.3(c) above.

(e) Treatment Of Net Operating Losses Of The Company. In the event that for any period the calculation of a Quarterly Current Tax Amount or a Final Current Tax Amount gives rise to a loss for federal income tax purposes, then such amount shall be zero.

              (f)              Determination Of Tax Liability. For purposes of this Section 6.3, a Member's tax liability amounts shall be determined by taking the net amount of the Member's distributive share of all items of income, gain, loss and deduction of the Company described in Code section 702, and multiplying the result by the Tax Liability Factor.

              (g)              Members' Intent Regarding Application Of Section 6.3. The purpose of this Section 6.3 is to provide taxable Members with sufficient cash distributions to meet their Company-related current federal and state income tax obligations, while permitting the Company to retain some earnings for capital formation. The Memorandum Account methodology set forth herein is expressly understood to be a method for determining cash distributions and not a method for determining amounts of deferred taxes of the Company as they may appear on its regulatory books of account. It is intended that over time the Company will make tax distributions to the taxable Members equal to the amounts which they would have received if their full Tax Distribution Amount had been distributed each year. This Section 6.3 shall be interpreted and applied to give effect to these purposes.

SECTION 6.4              No Right to Distributions in Kind.

              No Member shall be entitled to demand property other than cash in connection with any distributions by the Company.

SECTION 6.5              Limitations on Distributions.

              Notwithstanding any of the provisions of this Article VI, no Member shall have the right to receive from the Company, and the Company shall not make, a distribution to Members if, after giving effect to the distribution, the Company would be unable to pay its debts as they become due.

SECTION 6.6              Distributions Upon Liquidation

              (a)              Upon liquidation of the Company (within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g)) in connection with a Terminating Capital Transaction or otherwise, after payment of, or adequate provision for, debts and obligations of the Company, any remaining assets of the Company shall be distributed to the Members in the following order of priority:

              First, toward satisfaction of all outstanding debts and other obligations of the Company and;

              Second, to Members for which a Memorandum Account is maintained under Section 6.3(c) above, in accordance with and proportional to their respective positive balances in such accounts, determined after the adjustments provided for in Section 6.3(c) above.

              Third, the balance, if any, to the Members with positive Capital Accounts in accordance with, and proportional to, their respective positive Capital Account balances.

              (b)              For purposes of this Section 6.6, the Capital Account of each Member shall be determined after taking into account all Capital Account adjustments for the taxable year in which the liquidation occurs, as provided for in accordance with Sections 6.1 and 6.2 above resulting from Company operations and from all sales and dispositions of all or any part of the Company's assets. Any distributions pursuant to this Section 6.6 shall be made by the later of: (i) the end of the Company's taxable year in which the liquidation occurs; or (ii) within 90 days after the date of the liquidation. To the extent deemed advisable by the Manager, appropriate arrangements (including the use of a liquidating trust) may be made to assure that adequate funds are available to pay any contingent debts or obligations.

SECTION 6.7              Substantial Economic Effect.

              It is the intent of the Members that the allocations of Profit and Loss under the Agreement have substantial economic effect within the meaning of Code Section 704(b) as interpreted by the Regulations promulgated pursuant thereto. Article VI and other relevant provisions of this Agreement shall be interpreted in a manner consistent with such intent.

ARTICLE VII
RIGHTS AND OBLIGATIONS OF THE NON-MANAGING MEMBERS

SECTION 7.1              Management of the Company.

              The Non-Managing Members shall not participate in the management or control of Company business, nor shall they transact any business for the Company. The Non-Managing Members shall not have the power to sign for or bind the Company, such powers being vested solely and exclusively in the Manager.

SECTION 7.2              Power of Attorney.

              Each Non-Managing Member hereby appoints the Manager its true and lawful attorney-in-fact, who may act for each Member and in its name, place and stead, and for its use and benefit, to sign, acknowledge, swear to, deliver, file or record, at the appropriate public offices, any and all documents, certificates and instruments as may be deemed necessary or desirable by the Manager to carry out fully the provisions of this Agreement and the Act in accordance with their terms, which power of attorney is coupled with an interest and, unless revoked in writing with notice to all Members, shall survive the death, dissolution or legal incapacity of the Non-Managing Member, or the transfer by the Member of any part or all of its Member Interest.

SECTION 7.3              Limitation on Liability of Non-Managing Members.

              No Non-Managing Member shall be liable for any debts, liabilities, contracts or obligations of the Company. A Non-Managing Member shall be liable to the Company only to make payments of its Capital Contribution, if any, as and when due hereunder. After its Capital Contribution is fully paid, no Non-Managing Member shall be required to make any further Capital Contributions or other payments or lend any funds to the Company.

ARTICLE VIII
TRANSFERS OF MEMBER INTERESTS, ADMISSIONS OF
SUBSTITUTE MEMBERS, AND MEMBER DISSOCIATION

SECTION 8.1              Purchase Not for Distribution.

              (a)              Each Member hereby represents and warrants to the Company that the acquisition of its Member Interest is made as a principal for its account and not with a view to the resale or distribution of such Member Interest.

              (b)              Each Member agrees that it will not sell, assign or otherwise transfer its Member Interest or any fraction thereof, whether voluntarily or by operation of law or at judicial sale or otherwise (collectively, a "Transfer"), to any Person who does not make the representations and warranties to the Company set forth in Section 8.1(a) above.

SECTION 8.2              Restrictions on Transfer of Member Interests.

              (a)              Except as permitted herein, no Member may offer or otherwise Transfer all or any portion of its Member Interest; provided, however, that the foregoing shall not prohibit the pledge or hypothecation of any Member's interest for financing purposes subject to the provisions of the Bankruptcy Code, as applicable (collectively, a "Pledge") and such Pledge shall not be considered a "Transfer" hereunder for purposes of Article VIII unless and until a Transfer shall have subsequently occured. Any purported Transfer or Pledge not permitted under this Article VIII shall be considered to be null and void ab initio and shall not be given effect.

              (b)              Prior to the consummation of any Transfer or Pledge permitted under this Article VIII, the transferor and/or the transferee shall deliver to the Manager such opinions, certificates and other documents as the Manager shall reasonably request in connection with such Transfer or Pledge.

              (c)              Notwithstanding any other provision of this Agreement, including the provisions of this Article VIII, no Member may effect a Transfer or Pledge of its Member Interest, in whole or in part:

                            (i)              If, in the opinion of legal counsel for the Company, such proposed Transfer or Pledge would require the registration of the Member Interest under the Securities Act of 1933 or would otherwise violate any applicable federal or state securities law;

                            (ii)              If, in the opinion of legal counsel for the Company, such Transfer or Pledge would cause the Company to be regarded as a publicly-traded partnership under Code Section 7704; or

                            (iii)              If such proposed Transfer or Pledge would cause a termination of the partnership for tax purposes under Code Section 708(b)(1)(B) (because of the Transfer or Pledge in any 12-month period of 50% or more of the capital and profits of the Company); or

                            (iv)              The Manager has not received, to its reasonable satisfaction, the information required by Section 8.2(b).

SECTION 8.3              Permitted Transfers.

              (a)              Except in the case of a Transfer to an Affiliate, under Section 8.4 hereof, if a Member desires to sell all or a portion of its Member Interest and receives an offer from a bona fide purchaser to buy such Member Interest the selling Member shall first deliver to the Manager and the other Members a written offer to sell the Member Interest to the other Members. Such written sale offer (which shall be irrevocable) shall state the name and address of the proposed buyer and the number and class of Member Units proposed to be sold, the consideration therefor, and all of the other terms and conditions of the proposed sale.

              (b)              After delivery of the notice provided for in Section 8.3(a) above, the Manager shall designate the date by which Members' binding written offers, described in Section 8.3(c) hereof, to buy the Member Units being offered for sale must be delivered to the selling Member and the Manager (the " Commitment Date"). The Commitment Date shall be no less than 45 days after the date of the selling Member's sale offer.

              (c)              Each Member desiring to purchase Member Units being offered for sale shall deliver to the selling Member and the Manager no later than the Commitment Date an irrevocable written offer, conditioned solely upon receipt of any applicable regulatory approvals, to purchase a specified number of such Member Units ("Purchase Number"). After its receipt of the purchase offers on the Commitment Date, the Manager shall determine each purchasing Member's allocation of the Member Units being offered for sale using the procedures described under Section 3.3(d) above, except that only current Members shall be included in the determination of Pro Rata Shares under this Section 8.3(c ) and be eligible to receive any purchase allocation of Member Units hereunder. For any sale hereunder the Manager shall designate a time and place, and the procedures and method of payment, for the closing on such sale, to occur insofar as practical on the last day of a month.

              (d)              In the event that a selling Member is unable to sell pursuant to this Section 8.3 all of its Member Units being offered for sale, then the selling Member shall have the right to elect, instead of selling to the other Members, to close on a sale of all but not less than all of such Member Units to the bona fide purchaser referred to in Section 8.3(a) above. The selling Member shall provide notice of such an election to the Manager and the purchasing Members within five business days of the Commitment Date, and shall close the sale of its Member Units to the bona fide purchaser within six months thereof.

              (e)              The Manager shall advise the selling Member of any opinions, certificates, or other documents required in connection with any Transfer under this Section 8.3.

              (f)              The Manager shall extend the deadline for the closing on sales of Member Units under this Section 8.3 as necessary to obtain applicable regulatory approvals to effectuate such closing.

SECTION 8.4.               Permitted Transfers to Related Persons.

              (a)              Subject to any applicable regulatory approvals, any Member may Transfer its Member Interest, at any time, to an Affiliate, so long as such Affiliate shall execute a counterpart of this Agreement to evidence its assent hereto.

              (b)              A Member may Transfer its Member Interest in connection with such Member's merger, consolidation, or sale of all or substantially all of its assets, so long as the surviving or purchasing entity shall execute a counterpart of this Agreement to evidence its assent hereto.

              (c)              No other Member shall have a right to acquire any Member Interest Transferred pursuant to this Section 8.4.

SECTION 8.5              Admission of Substitute Member.

              (a)              Subject to the other provisions of this Article VIII, an assignee of a Member Interest (which shall be understood to include any purchaser, Transferee, donee or other recipient of any disposition of such Member Interest; provided, however, an assignee of a Pledge shall not be considered such an assignee unless a Transfer shall have subsequently occured) shall be deemed admitted as a Member of the Company only with the consent of the Manager and upon the satisfactory completion of the following:

                            (i)              The assignee shall have accepted and agreed to be bound by the terms and provisions of this Agreement by executing a counterpart or an amendment thereof, including a revised Schedule A, and shall have provided such other satisfactory documents or instruments as the Manager may reasonably require.

                            (ii)              The assignee shall agree to be responsible for any obligations of the assignor to the Company.

                            (iii)              The assignee shall have delivered a letter containing the representation set forth in Section 8.1(a) above and the agreement set forth in Section 8.1(b) above.

                            (iv)              If the assignee is an entity, the assignee shall have provided the Manager with evidence satisfactory to counsel for the Company of the assignee's authority to become a Member under the terms and provisions of this Agreement.

                            (v)             The assignee shall have paid all legal fees and other expenses of the Company and the Manager, including, without limitation, filing and publication costs, in connection with its substitution as a Member.

                            (vi)              All necessary and satisfactory regulatory approvals have been obtained. A regulatory approval shall not be deemed satisfactory if it imposes conditions upon the Company, the Manager and/or any Member(s) which are unacceptable in the reasonable and good faith opinion of the Company, the Manager and/or any so-affected Member(s).

              (b)              For the purpose of allocating Profit and Loss and distributing cash received by the Company, a Substitute Member shall be treated as having become, and appearing in the records of the Company as, a Member at the later of the date specified in the transfer documents or the date on which the Manager has received all necessary instruments of transfer and substitution.

              (c)              The Manager shall cooperate with the Person seeking to become a Substitute Member by preparing the documentation required by this Section and making all official filings and publications. The Company and the Manager shall take all such action as promptly as practicable after the satisfaction of the conditions in this Article VIII to the admission of such Person as a Member of the Company.

SECTION 8.6              Rights of Assignees of Member Interests.

              (a)              Subject to the provisions of Sections 8.4 and 8.5 above, the Company shall not be obligated for any purposes whatsoever to recognize the assignment by any Member of its Member Interest until the Company has received notice thereof. Upon effective notice to the Company of any assignment, the assignee shall succeed to the assignors' Capital Account and tax status and be entitled to its distributional interest as provided for in 11 V.S.A. Section 3072.

              (b)              Any Person who is the assignee of all or any portion of a Member Interest, but does not become a Substitute Member and desires to make a further assignment of such Member Interest, shall be subject to all of the provisions of this Article VIII to the same extent and in the same manner as any Member desiring to make an assignment of its Member Interest.

SECTION 8.7              Effect of Bankruptcy or Termination of a Non-Managing Member.

              The occurrence of an Event of Bankruptcy as to a Non-Managing Member or the dissolution or termination of a Non-Managing Member shall not cause the termination or dissolution of the Company, and the business of the Company shall continue. Subject to the provisions of the Bankruptcy Code, as applicable, the trustee or receiver of a bankrupt Non-Managing Member, or its representative, shall have the rights of such Member for the purpose of settling or managing its property and such power as the bankrupt, dissolved or terminated Member possessed to assign all or any part of its Member Interest and to join with the assignee in satisfying conditions precedent to the admission of the assignee as a Substitute Member.

SECTION 8.8              Month-End Convention.

              For purposes of this Agreement, all transfers of Member Interests shall be deemed to take place at the end of the month in which the transfer actually occurs.

SECTION 8.9              Events Causing Member's Dissociation.

              (a)              A Member may be dissociated from the Company only upon the occurrence of any of the following events, and shall be dissociated upon the first to occur:

                            (i)              The Manager's having received notice of the Member's express will to withdraw, either upon the date of the notice or on a later date specified by the Member;

                            (ii)              The Member's expulsion by unanimous vote of the other Members if:

                                          (A)              it is unlawful to carry on the Company's business with the Member;

                                          (B)              there has been a transfer of substantially all of the Member's distributional interest other than a Pledge for security purposes, or a court order charging the Member's distributional interest, which has not been foreclosed;

                                          (C)              a corporate Member fails to obtain a revocation of its certificate of dissolution or a reinstatement of its charter or its right to conduct business within 90 days after the Company notifies such Member that it will be expelled because it has filed a certificate of dissolution or the equivalent, its charter has been revoked, or its right to conduct business has been suspended in the state of Vermont or by the jurisdiction of its incorporation; or

                                          (D)              a partnership or a limited liability company that is a Member has been dissolved and its business is being wound up; or

                            (iii)              On application by the Company or another Member, the Member's expulsion by judicial determination because the Member:

                                          (A)              engaged in wrongful conduct that adversely and materially affected the Company's business; or

                                          (B)              willfully or persistently committed a material breach of either this Agreement, a duty owed to the Company, or a duty owed to the other Members under the Act;

              (b)              A Member's dissociation does not entitle the Member to any distribution to which the Member is not otherwise entitled under this Agreement.

ARTICLE IX
AMENDMENTS; MERGER; CERTAIN COVENANTS

SECTION 9.1              Amendments.

              (a)              This Agreement may be amended in writing by the Manager with the consent of a Majority in Interest of the Members.

              (b)              In the event that VELCO ceases to be Manager of the Company and the Members designate a substitute Manager in accordance with Section 4.6 above, the Members agree to negotiate in good faith regarding, and to adopt, amendments to this Agreement that, to the extent practical, will preserve the protections accruing to Members by virtue of VELCO's status as Manager.

SECTION 9.2              Merger.

              Except upon agreement of a Majority in Interest of the Members (excluding the Manager), and subject to any applicable regulatory approvals, the Manager may not (i) merge or consolidate the Company with or into any other Entity; or (ii) sell all or substantially all of the assets of the Company.

SECTION 9.3              Members Owning a Majority in Interest.

              Each of the Members hereby covenants and agrees with all of the other Members that, in the event that in the future it were to acquire, directly or indirectly, Member Units giving such Member a Majority in Interest, the Member shall use its Majority in Interest to cause the Company to be managed and operated in an impartial manner and to ensure that no Member shall have or be given any preferential treatment over any other Member by the Company.

ARTICLE X
MISCELLANEOUS

SECTION 10.1              Notices, Deadlines.

              Subject to the final sentence of this Section 10.1, all notices, consents, requests, demands, offers, reports or other communications required or permitted to be given pursuant to this Agreement shall be in writing and shall be considered properly given or made when personally delivered to the Person entitled thereto, when sent by certified or registered United States mail in a sealed envelope, with postage prepaid, or when sent by overnight courier, addressed, if to the Company, at its address set forth in Section 2.1 above or at any other address designated by the Manager as the Company's designated office pursuant to Section 2.1 above, and if to a Member, to the address set forth opposite such Member's name on Schedule A. Any Member may change its address by giving notice to the Manager, and the Company may change its address by giving notice to each of its Members. In the event that under this Agreement a notice is due or an event is scheduled to take place on a day which is other than a business day, then such due date shall be rescheduled until the next business day.

SECTION 10.2              Entire Agreement.

              This Agreement embodies the entire understanding and agreement among the Members concerning the Company, and supersedes any and all prior negotiations, understandings or agreements with respect thereto.

SECTION 10.3              Interpretation and Construction.

              The headings and captions in this Agreement are inserted for convenience and identification only and are in no way intended to define, limit or expand the scope and intent of this Agreement or any provision hereof. The references to Sections and Articles in this Agreement are to the Sections and Articles of this Agreement, except where otherwise indicated. Where the context so requires, the masculine shall include the feminine and the neuter, and singular shall include the plural.

SECTION 10.4              Counterparts.

              This Agreement may be executed in multiple counterpart copies, each of which shall be considered an original and all of which shall constitute one and the same instrument.

SECTION 10.5              Binding on Successors.

              This Agreement and all of the terms and provisions hereof shall be binding upon, and inure to the benefit of, the Members and their respective successors and assigns.

SECTION 10.6              Severability.

              If any provision of this Agreement or the application thereof to any Person or circumstance shall, to any extent, be held invalid or unenforceable in any jurisdiction, the validity and enforceability of the remainder of this Agreement or the application of such provision to any other Persons or circumstances shall not be affected thereby, and each provision of this Agreement shall be valid and enforceable to the extent permitted by law in every jurisdiction.

SECTION 10.7              Disputes; Arbitration.

              (a)              In the event of any dispute, claim, question, or disagreement arising from or relating to this Agreement, or the breach thereof, the parties hereto shall use their best efforts to settle the dispute, claim, question, or disagreement. To this effect, they shall consult and negotiate with each other in good faith and, recognizing their mutual interests, attempt to reach a just and equitable solution satisfactory to the parties.

              (b)              If any dispute, claim, question, or disagreement arising from or relating to this Agreement, or the breach thereof, cannot be settled through negotiation, before resorting to arbitration, the parties agree to endeavor first to settle the dispute (i) by mediation administered by the American Arbitration Association under its Commercial Mediation Procedures or (ii) by a mediator acceptable, in their sole discretion, to the disputing parties.

              (c)              Any dispute, claim, question, or disagreement arising from or relating to this Agreement, or the breach thereof, that has not been, or in the reasonable opinion of any disputing party cannot or is unlikely to be, resolved through negotiation and mediation shall be settled by arbitration. The arbitration shall be administered by the American Arbitration Association in accordance with its Commercial Arbitration Rules. Except when the parties agree to proceed under subsection (1)(B) of this Section 10.7(c), the place of arbitration shall be Rutland, Vermont, or such other place as the Manager has determined is the principal office and place of business of the Company under Section 2.1 above.

                            (1)              If all parties to the dispute agree:

                                          (A)              A mediator involved in the parties' mediation may be asked to serve as the arbitrator; or

                                          (B)              The Public Service Board of the State of Vermont may be asked to serve as the arbirator pursuant to 30 V.S.A. Section 214.

                            (2)             Each party shall bear its own costs and expenses and an equal share of the arbitrator and administrative fees of arbitration.

                            (3)              Judgment on the arbitration award may be entered in any court having jurisdiction thereof.

                            (4)              Except as may be required by law, neither a party nor an arbitrator may disclose to any non-Member the existence, content, or results of any arbitration hereunder without the prior written consent of both parties.

              (d)              ACKNOWLEDGMENT OF ARBITRATION. By their execution of this Agreement, each party hereto hereby acknowledges the following:

I understand that this Agreement contains an agreement to arbitrate. After signing this document, I understand that I will not be able to bring a lawsuit concerning any dispute that may arise which is covered by the arbitration agreement, unless it involves a question of constitutional or civil rights. Instead, I agree to submit any such dispute to an impartial arbitrator.

SECTION 10.8              Economic Benefit.

              (a)              This Agreement evidences the intent of the Members with respect to the matters covered hereby, and reflects the agreed allocation of benefits and burdens among the Members. If, as a consequence of regulatory reviews or approvals, certain changes are required, the Members agree to negotiate in good faith so as to restore, as much as practically feasible, the original allocation of benefits and burdens among the Members.

              (b)              Each Member agrees that the agreements set forth herein and in the other documents pertaining to the formation of the Company and the Company's relationship to the Manager reflect extensive negotiations and compromises among the Members. To that end, each Member agrees that any filings or communications by it with any regulatory authority will not contradict the assertions set forth herein, and in the Management Services Agreement and Contribution, Transfer and Assumption Agreement, and further, that any filings or communications by it with any regulatory authority will support, to the extent applicable, the positions set forth herein and in such other documents, excluding issues concerning the Company's tariff and rates. Each Member agrees to use commercially reasonable efforts to assist the Company in obtaining any necessary regulatory approvals contemplated herein; provided however, that each Member shall retain its right to take independent legal or regulatory positions regarding any other aspect of the Company, including its tariff and rates.

SECTION 10.9              Further Assurances.

              Each Member agrees that it shall hereafter execute and deliver such further instruments, provide all information, and take or forbear such further acts and things as may be reasonably required and useful to carry out the intent and purpose of this Agreement and as are not inconsistent with the provisions of this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date set forth above.

VERMONT ELECTRIC POWER COMPANY, INC.
By: Name: Title:	/s/ John J. Donleavy John J. Donleavy President and CEO

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date set forth above.
BARTON VILLAGE
By: Name: Title:	/s/ Denis Poirier 4/11/06 Denis Poirier Village Supervisor - Barton

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date set forth above.
CENTRAL VERMONT PUBLIC SERVICE CORPORATION
By: Name: Title:	/s/ Robert H. Young Robert H. Young President and CEO

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date set forth above.
CITY OF BURLINGTON ELECTRIC DEPARTMENT
By: Name: Title:	/s/ Barbara L. Grimes Barbara L. Grimes General Manager

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date set forth above.
VILLAGE OF ENOSBURG FALLS WATER & LIGHT
By: Name: Title:	/s/ Raymond Larose 4/11/06 Raymond Larose Chair

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date set forth above.
GREEN MOUNTAIN POWER CORPORATION
By: Name: Title:	/s/ Donald J. Rendall Donald J. Rendall, Jr. VO, General Counsel and Corporate Secretary

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date set forth above.
HARDWICK ELECTRIC
By: Name: Title:	/s/ Eric Werner Eric Werner GM

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date set forth above.
VILLAGE OF HYDE PARK
By: Name: Title:	/s/ David DiDomenico /s/ Daniel Regan David DiDomenico Daniel Regan Co-Chair Co-Chair, BOT Village of Hyde Park VOHP

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date set forth above.
VILLAGE OF JACKSONVILLE ELECTRIC COMPANY
By: Name: Title:	/s/ Joseph Winter Joseph Winter President Village of Jacksonville 3/27/06

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date set forth above.
VILLAGE OF JOHNSON ELECTRIC LIGHT DEPARTMENT
By: Name: Title:	/s/ George Pearlman George Pearlman Vice Chair

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date set forth above.
VILLAGE OF LUDLOW ELECTRIC LIGHT DEPARTMENT
By: Name: Title:	/s/ Village of Ludlow Electric Light Department John J. Collins, Jr. Treasurer/Controller

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date set forth above.
VILLAGE OF LYNDONVILLE ELECTRIC DEPARTMENT
By: Name: Title:	/s/ Kenneth C. Mason Kenneth C. Mason Manager, LED (Lyndonville Electric Department)

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date set forth above.
VILLAGE MORRISVILLE WATER & LIGHT DEPARTMENT
By: Name: Title:	/s/ Craig T. Myotte 4/4/06 Craig T. Myotte Interim Manager

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date set forth above.
VILLAGE OF NORTHFIELD ELECTRIC DEPARTMENT
By: Name: Title:	/s/ Nanci Allard 3/29/06 Nanci Allard Manager

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date set forth above.
VILLAGE OF ORLEANS ELECTRIC DEPARTMENT
By: Name: Title:	/s/ John Morley III John Morley III Village Manager

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date set forth above.
VILLAGE OF READSBORO ELECTRIC LIGHT DEPARTMENT
By: Name: Title:	/s/ Annette Caruio Annette Caruio Authorized Agent

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date set forth above.
ROCHESTER ELECTRIC LIGHT & POWER CO.
By: Name: Title:	/s/ Thomas Pierce Thomas Pierce President 5/8/06

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date set forth above.
STOWE ELECTRIC DEPARTMENT
By: Name: Title:	/s/ Peter M. Haslam Sr. for Stowe Electric

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date set forth above.
SWANTON VILLAGE
By: Name: Title:	/s/ George H. Lague George H. Lague Village Manager (Swanton) 3/23/06

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date set forth above.
VERMONT ELECTRIC COOPERATIVE, INC.
By: Name: Title:	/s/ David C. Hallquist 3/30/06 David C. Hallquist CEO VT Electric Coop.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date set forth above.
WASHINGTON ELECTRIC COOPERATIVE, INC.
By: Name: Title:	/s/ Avram Patt 4/27/06 Avram Patt General Manager Washington Electric Coop.
OPERATING AGREEMENT OF VERMONT TRANSCO LLC SCHEDULE A
Members (Name & Address)	Capital Contribution ($)	Membership Units (Number By Class)		Percentage Interest (%)
		Class A	Class B

OPERATING AGREEMENT OF VERMONT TRANSCO LLC
SCHEDULE B

Required Regulatory Approvals:

1.           That the Federal Energy Regulatory Commission:

    Approve the transfer of certain identified assets from Vermont Electric Power Company, Inc. to Vermont Transco LLC.
    Approve the proposed additions and/or modifications to ISO New England, Inc.'s FERC Electric tariff No. 3, including the local service schedules for Vermont Electric Power Company, Inc., Vermont Transco LLC, Central Vermont Public Service Corporation, Green Mountain Power Corporation, and Vermont Electric Cooperative, Inc., which accommodate the transfer of facilities to Vermont Transco LLC.
    Approve the transfer of rate schedules and service agreements from Vermont Electric Power Company, Inc. to Vermont Transco LLC, as identified in a Notice of Succession, and approve the associated modifications to those rate schedules and service agreements.
    Approve the cancellation of rate schedules and a service agreement as identified in a Notice of Cancellation.
    Approve treating the costs of the transaction as a regulatory asset that will be amortized and recovered over fifteen years.
    Approve Central Vermont Public Service Corporation's and Green Mountain Power Corporation's acquisition of VTransco membership units.

2.            That the Vermont Public Service Board:

    Certify in accordance with 30 V.S.A. Section 102 that the formation of Vermont Transco LLC to conduct a business for the transmission of electricity will promote the general good of the State of Vermont.
    Approve in accordance with 30 V.S.A. Section 107 the acquisition by Vermont Electric Power Company, Inc. of a "controlling interest" in Vermont Transco LLC.
    Approve in accordance with 30 V.S.A. Section 107 the acquisition by Central Vermont Public Service Corporation of a "controlling interest" in Vermont Transco LLC.
    Approve in accordance with 30 V.S.A. Section 107 the acquisition by Green Mountain Power Corporation of a "controlling interest" in Vermont Transco LLC.
    Find in accordance with 30 V.S.A. Section 108 that the proposed issuance of bonds and limited liability company Units by Vermont Transco LLC, and the related mortgaging and pledging of its asses will be consistent with the general good of the State of Vermont.
    To the extent the proposed contribution and transfer by Vermont Electric Power Company, Inc. to Vermont Transco LLC of assets owned by Vermont Electric Power Company, Inc. is deemed to be a sale within the meaning of 30 V.S.A. Section 109, find that such contribution and transfer will promote the general good of the State of Vermont.

3.            That the New Hampshire Public Utilities Commission:

    Find the transfer by VELCO of its NH Facilities to the LLC to be in the public good and authorize such transfer pursuant to RSA 374:30, conditional upon the approval by the Vermont PSB of the formation of the LLC and the transfer by VELCO of substantially all of its assets to the LLC, with all such approving orders of the Vermont PSB to be filed with the Commission.
    Authorize the LLC to rely upon all Prior Authorizations of the Commission related to the NH Facilities, in connection with the ownership and operation of the NH Facilities by the LLC.